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                                  EXHIBIT 23.7

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report dated January 31, 1996, on the financial statements of Kansas Combined Cellular in this Form 10-K/A No. 1 and to the incorporation of our reports included in this Form 10-K/A No. 1, in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-62787), Registration Statement on Form S-4 (No. 333-03107) and Registration Statements on Form S-8 (Nos. 33-57083, 33-57077, 33-57081 and 33-64553), of AirTouch Communications, Inc. It should be noted that we have not audited any financial statements of Kansas Combined Cellular subsequent to December 31, 1995, nor performed any procedures subsequent to the date of our report.


/s/ ARTHUR ANDERSEN LLP

Kansas City, Missouri,
June 19, 1996